AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2021 RESULTS
Quarterly revenue of $857 million;
GAAP EPS of $1.39 and adjusted EPS of $1.64

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its second quarter 2021 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2021	% Change Q2 2020	YTD June 30, 2021	% Change YTD June 30, 2020
Revenue	$857.4	41%	$1,743.4	44%
Gross profit	$280.5	42%	$569.4	42%
Net income	$66.8	199%	$137.1	289%
GAAP diluted EPS	$1.39	196%	$2.86	286%
Adjusted diluted EPS*	$1.64	98%	$3.34	107%
Adjusted EBITDA*	$133.5	66%	$274.5	78%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•Second quarter financial performance was better than guidance across our reportable segments driven by a strong demand environment and AMN team execution.
•Increased healthcare utilization and a tight labor market have created record high demand in many areas of our business.
•Revenue for the quarter was $857 million, 41% above prior year.
•Operating cash flow in the first half of 2021 was $211 million, up 64% year over year, and our leverage ratio at quarter end was 1.7 to 1.
•Our outsourcing and technology solutions continue to be recognized as industry leading. AMN received the highest ranking for a healthcare MSP in HRO Today's customer satisfaction ratings. Our RPO solution was recognized as a Star Performer by Everest.

“As the leader in our industry, the AMN team continues to amplify our impact and make extraordinary contributions as the healthcare labor market enters a new era of heightened demand and tighter supply. Healthcare organizations are partnering with AMN to build more contemporary, flexible and sustainable staffing models for the future, which will also provide greater access to patient care,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare.

“More than ever, we are collaborating and innovating with our clients and healthcare professionals to improve the health and well-being of patients and the communities we serve. As always, these efforts begin with our strong commitment to diversity, equity, inclusion and social responsibility,” Ms. Salka said. “We have increased investments in our team and technologies to support and expand our ability to provide total talent solutions that empower healthcare workers and organizations, now and far into the future.”

Second Quarter 2021 Results
Consolidated revenue for the quarter was $857 million, a 41% increase over prior year and 3% lower than prior quarter. Net income was $67 million (7.8% of revenue), or $1.39 per diluted share, compared with $22 million (3.7% of revenue), or $0.47 per diluted share, in the same quarter last year. Adjusted diluted EPS in the second quarter was $1.64 compared with $0.83 in the same quarter of the prior year.

Revenue for the Nurse and Allied Solutions segment was $624 million up 41% year over year and down 5% sequentially. Travel nurse staffing revenue grew 37% year over year, and allied division revenue was up 44% year over year. Revenue cycle solutions revenue grew 9% from prior year.

The Physician and Leadership Solutions segment reported revenue of $139 million, up 28% year over year and down 1% sequentially. Locum tenens revenue was $78 million, up 26% year over year and down 10% sequentially. Year-over-year growth in locums was driven by stronger days filled, while the sequential comparison saw a 2% decrease in days filled as most pandemic-related work ended in the first quarter. Interim leadership revenue was higher by 30%

year over year and 13% sequentially. Our physician and leadership search businesses had revenue growth of 33% year over year and 12% sequentially.

Technology and Workforce Solutions segment revenue was $94 million, an increase of 70% year over year. Language services produced $46 million revenue in the quarter, up 61% over prior year. Vendor management systems revenue was $31 million growing by 76% year over year.

Consolidated gross margin was 32.7%, 20 basis points higher year over year and up 10 basis points sequentially. Gross margin improved year over year and sequentially due primarily to a higher mix of Technology and Workforce Solutions revenue.

Consolidated SG&A expenses were $157 million, or 18.3% of revenue, compared with $137 million, or 22.5% of revenue, in the same quarter last year. SG&A was $161 million, or 18.2% of revenue, in the previous quarter. The year-over-year increase in SG&A costs was driven primarily by higher employee and related expenses to support strong revenue growth. SG&A margin declined due to operating leverage on increased revenue.

Income from operations was $99 million with an operating margin of 11.6%, compared with $38 million and 6.3%, respectively, in the same quarter last year. Adjusted EBITDA was $134 million, a year-over-year increase of 66%. Adjusted EBITDA margin was 15.6%, representing an increase of 240 basis points year over year.

At June 30, 2021, cash and cash equivalents totaled $139 million. Cash flow from operations was $171 million for the quarter, and capital expenditures were $11 million. The Company ended the quarter with total debt outstanding of $850 million and a leverage ratio of 1.7 to 1 as defined under our credit agreement.

Third Quarter 2021 Outlook

Metric	Guidance*
Consolidated revenue	$770 - $790 million
Gross margin	33.4% - 33.9%
SG&A as percentage of revenue	19.8% - 20.2%
Operating margin	10.0% - 10.5%
Adjusted EBITDA margin	14.2% - 14.7%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the third quarter of 2021 is expected to be 40-43% higher than prior year. Nurse and Allied Solutions segment revenue is expected to grow approximately 45% year over year. For the Physician and Leadership Solutions segment, revenue is expected to be 25-27% higher than prior year. Technology and Workforce Solutions segment revenue is expected to grow by 44-48% compared with the year-ago period. Revenue guidance includes approximately $20 million from labor disruption-related activities.

Third quarter estimates for certain other financial items include depreciation of $10 million, non-cash amortization expense of $16 million, stock-based compensation expense of $3.5 million, interest expense of $10 million, integration and other expenses of $3 million, and an adjusted tax rate of 28%.

Conference Call on August 5, 2021
AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its second quarter 2021 financial results and outlook on Thursday, August 5, 2021 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (833) 968-2219 in the U.S. or +1 778-560-2894 internationally and using passcode 5688436. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available beginning at 8:00 p.m. Eastern Time on August 5, 2021 and can be accessed until 11:59 p.m. Eastern Time on August 19, 2021 by calling (800) 585-8367 in the U.S. or +1 416-621-4642 internationally, with access code 5688436.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the impact and contributions of the AMN team, healthcare utilization, the competitive and strained labor market, current demand drivers, healthcare organizations' need for different staffing models, the impact of mandatory vaccination requirements on demand and supply, third quarter 2021 revenue projections for our travel nurse and allied businesses and each of our Nurse and Allied Solutions, Physician and Leadership Solutions and Technology and Workforce Solutions segments, and our third quarter 2021 guidance for consolidated revenue, gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, stock-based compensation expense, interest expense, integration and other expenses, and adjusted tax rate. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand and supply trends, our business, its financial condition and our results of operations, (ii) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (iii) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (iv) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including mandatory vaccination, (v) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (vi) the duration of the period that hospitals and other healthcare entities adjust their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension of or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (vii) the duration of the period that individuals may continue to forego non-essential and elective healthcare as “safer at home” restrictions and recommendations lift, (viii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (ix) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (x) our ability to consummate and effectively incorporate acquisitions into our business, (xi) the extent to which “shelter-in-place” orders, quarantines and restrictions on travel and mass gatherings that were ordered earlier in the year to slow the spread of the COVID-19 virus may be reinstituted as infection rates continue to climb in many parts of the country, (xii) the extent and duration of the period that a significant spike in unemployment that has resulted from the COVID-19 pandemic will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (xiii) the extent to which the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, and (xiv) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.
    For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2020. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Revenue	$857,445	$608,351	$885,945	$1,743,390	$1,210,812
Cost of revenue	576,902	410,811	597,077	1,173,979	811,206
Gross profit	280,543	197,540	288,868	569,411	399,606
Gross margin	32.7%	32.5%	32.6%	32.7%	33.0%
Operating expenses:
Selling, general and administrative (SG&A)	156,629	137,068	161,212	317,841	283,302
SG&A as a % of revenue	18.3%	22.5%	18.2%	18.2%	23.4%

Depreciation and amortization	24,740	22,071	23,254	47,994	42,160
Total operating expenses	181,369	159,139	184,466	365,835	325,462
Income from operations	99,174	38,401	104,402	203,576	74,144
Operating margin (1)	11.6%	6.3%	11.8%	11.7%	6.1%

Interest expense, net, and other (2)	10,111	11,443	8,944	19,055	22,497

Income before income taxes	89,063	26,958	95,458	184,521	51,647

Income tax expense	22,293	4,633	25,080	47,373	16,357
Net income	$66,770	$22,325	$70,378	$137,148	$35,290
Net income as a % of revenue	7.8%	3.7%	7.9%	7.9%	2.9%

Other comprehensive income (loss):
Foreign currency translation and other	3	(58)	(24)	(21)	(105)
Other comprehensive income (loss)	3	(58)	(24)	(21)	(105)

Comprehensive income	$66,773	$22,267	$70,354	$137,127	$35,185

Net income per common share:
Basic	$1.40	$0.47	$1.48	$2.88	$0.74
Diluted	$1.39	$0.47	$1.47	$2.86	$0.74
Weighted average common shares outstanding:
Basic	47,659	47,383	47,600	47,629	47,371
Diluted	48,019	47,562	47,916	47,976	47,623

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30, 2021	December 31, 2020	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$139,494	$29,213	$43,067
Accounts receivable, net	468,299	376,099	366,574
Accounts receivable, subcontractor	130,409	73,985	58,469
Prepaid and other current assets	51,901	54,438	50,529
Total current assets	790,103	533,735	518,639
Restricted cash, cash equivalents and investments	63,441	61,347	56,362
Fixed assets, net	121,487	116,174	113,975
Operating lease right-of-use assets	72,641	77,735	85,119
Other assets	145,463	135,120	120,910
Goodwill	892,874	864,485	870,074
Intangible assets, net	546,434	564,911	599,737
Total assets	$2,632,443	$2,353,507	$2,364,816

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$260,894	$167,881	144,824
Accrued compensation and benefits	288,195	213,414	171,007
Current portion of notes payable	—	4,688	7,813
Current portion of operating lease liabilities	15,783	15,032	15,480
Deferred revenue	15,065	11,004	11,759
Other current liabilities	2,626	10,938	33,653
Total current liabilities	582,563	422,957	384,536
Revolving credit facility	—	—	100,000
Notes payable, net of unamortized fees and premium	841,731	857,961	856,106
Deferred income taxes, net	63,748	67,205	87,649
Operating lease liabilities	71,161	77,800	85,504
Other long-term liabilities	106,858	107,907	73,615
Total liabilities	1,666,061	1,533,830	1,587,410

Commitments and contingencies

Stockholders’ equity:	966,382	819,677	777,406

Total liabilities and stockholders’ equity	$2,632,443	$2,353,507	$2,364,816

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020

Net cash provided by operating activities	$171,494	$76,906	$39,131	$210,625	$128,271
Net cash provided by (used in) investing activities	(56,403)	(21,125)	2,794	(53,609)	(513,262)
Net cash provided by (used in) financing activities	(55,470)	(127,132)	24,767	(30,703)	328,994
Effect of exchange rates on cash	3	(58)	(24)	(21)	(105)
Net increase (decrease) in cash, cash equivalents and restricted cash	59,624	(71,409)	66,668	126,292	(56,102)
Cash, cash equivalents and restricted cash at beginning of period	150,658	169,269	83,990	83,990	153,962
Cash, cash equivalents and restricted cash at end of period	$210,282	$97,860	$150,658	$210,282	$97,860

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Reconciliation of Non-GAAP Items:

Net income	$66,770	$22,325	$70,378	$137,148	$35,290
Income tax expense	22,293	4,633	25,080	47,373	16,357
Income before income taxes	89,063	26,958	95,458	184,521	51,647
Interest expense, net, and other (2)	10,111	11,443	8,944	19,055	22,497
Income from operations	99,174	38,401	104,402	203,576	74,144
Depreciation and amortization	24,740	22,071	23,254	47,994	42,160
Depreciation (included in cost of revenue) (3)	616	355	471	1,087	500
Share-based compensation	6,019	6,347	9,287	15,306	11,274
Acquisition, integration, and other costs (4)	2,999	13,364	3,502	6,501	26,441
Adjusted EBITDA (5)	$133,548	$80,538	$140,916	$274,464	$154,519

Adjusted EBITDA margin (6)	15.6%	13.2%	15.9%	15.7%	12.8%

Net income	$66,770	$22,325	$70,378	$137,148	$35,290
Adjustments:
Amortization of intangible assets	15,806	15,068	15,201	31,007	28,499
Acquisition, integration, and other costs (4)	2,999	13,364	3,502	6,501	26,441
Fair value changes of equity investments and instruments (2)	—	593	(1,271)	(1,271)	1,891
Debt financing related costs	—	—	158	158	—
Tax effect on above adjustments	(4,889)	(7,546)	(4,574)	(9,463)	(14,776)
Tax effect of COLI fair value changes (7)	(1,093)	(4,316)	(1,086)	(2,179)	939
Excess tax benefits related to equity awards (8)	(877)	(15)	(676)	(1,553)	(1,236)
Adjusted net income (9)	$78,716	$39,473	$81,632	$160,348	$77,048

GAAP diluted net income per share (EPS)	$1.39	$0.47	$1.47	$2.86	$0.74
Adjustments	0.25	0.36	0.23	0.48	0.88
Adjusted diluted EPS (10)	$1.64	$0.83	$1.70	$3.34	$1.62

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Revenue
Nurse and allied solutions	$624,485	$444,464	$656,661	$1,281,146	$868,810
Physician and leadership solutions	139,104	108,622	140,756	279,860	246,464
Technology and workforce solutions	93,856	55,265	88,528	182,384	95,538
	$857,445	$608,351	$885,945	$1,743,390	$1,210,812

Segment operating income (11)
Nurse and allied solutions	$89,674	$61,175	$101,530	$191,204	$120,783
Physician and leadership solutions	21,849	15,325	21,216	43,065	29,894
Technology and workforce solutions	42,653	21,839	42,089	84,742	37,134
	154,176	98,339	164,835	319,011	187,811
Unallocated corporate overhead (12)	20,628	17,801	23,919	44,547	33,292
Adjusted EBITDA (5)	$133,548	$80,538	$140,916	$274,464	$154,519

Gross Margin
Nurse and allied solutions	26.6%	27.0%	26.9%	26.8%	27.7%
Physician and leadership solutions	36.6%	36.4%	37.0%	36.8%	36.6%
Technology and workforce solutions	67.7%	68.7%	67.7%	67.7%	71.7%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (13)	12,555	9,815	12,091	12,323	10,613

Physician and leadership solutions
Days filled (14)	39,368	32,615	40,105	79,472	72,899
Revenue per day filled (15)	$1,977	$1,899	$2,153	$2,066	$1,937

	As of June 30,		As of December 31,
	2021	2020	2020
Leverage ratio (16)	1.7	2.7	2.6

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciliation of Guidance Operating Margin to Guidance
Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	September 30, 2021
	Low(17)	High(17)

Operating margin	10.0%	10.5%
Depreciation and amortization	3.4%	3.4%
EBITDA margin	13.4%	13.9%
Share-based compensation	0.4%	0.4%
Acquisition, integration, and other costs	0.4%	0.4%
Adjusted EBITDA margin	14.2%	14.7%

(1)Operating margin represents income from operations divided by revenue.
(2)Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)A portion of depreciation expense for AMN Language Services (formerly known as Stratus Video, which was acquired in February 2020 and has since been rebranded) is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, extraordinary legal expenses, and restructuring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. Acquisition, integration, and other costs for the three and six months ended June 30, 2020 include $3,568,000 of restructuring expenses associated with cost reduction actions that were initiated during the three months ended June 30, 2020, acquisition-related costs of the Stratus Video acquisition of $1,713,000 and $9,525,000, respectively, and increases in contingent consideration liabilities for recently acquired companies of $4,800,000 and $5,000,000, respectively.
(5)Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, extraordinary legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) extraordinary legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(10)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(12)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(13)Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(14)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(15)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(16)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(17)Guidance percentage metrics are approximate.